Exhibit 99.1
FOR IMMEDIATE RELEASE
GREGG LAPOINTE APPOINTED TO QUESTCOR BOARD OF DIRECTORS
UNION CITY, CA/OCTOBER 12, 2009 — Questcor Pharmaceuticals, Inc. announced today that Gregg A. Lapointe has been appointed to its Board of Directors. Mr. Lapointe, 50, is currently Chief Executive Officer of privately-held Sigma-Tau Pharmaceuticals, Inc., based in Gaithersburg, MD, a company dedicated to the development and commercialization of medicines for patients with rare diseases. He previously served on the Questcor Board of Directors from July 2005 through September 2007.
Mr. Lapointe joined Sigma-Tau in September 2001 as Vice President, Finance, became Chief Operating Officer in November 2003, and Chief Executive Officer in April 2008. Prior to joining Sigma-Tau, he served as Vice President of Operations and Vice President, Controller of AstenJohnson, Inc. (formerly JWI Inc.). Previously, Mr. Lapointe spent several years in the Canadian medical products industry in both medical products distribution and manufacturing. Mr. Lapointe began his career at Price Waterhouse. He received his Bachelor of Arts degree in Commerce from Concordia University and graduate diploma in accountancy from McGill University, and his Masters of Business Administration from Duke University. He is a Certified Public Accountant in the state of Illinois and a Chartered Accountant in Ontario, Canada. Mr. Lapointe also serves on the Board of Directors of the Pharmaceuticals Research and Manufacturers of America (PhRMA), SciClone Pharmaceuticals, Inc. and Soligenix, Inc. and is a member of the Corporate Council of the National Organization for Rare Diseases (NORD).
“We are delighted to welcome Gregg back to Questcor,” said Virgil Thompson, Chairman of Questcor’s Board of Directors. “He brings to our Board and shareholders significant pharmaceutical and public company experience, as well as hands on operational familiarity with therapies that treat patients with rare diseases. As we continuously explore additional opportunities for our product, H.P. Acthar® Gel to meet the unmet medical needs of patients, Gregg will bring valuable perspective to our Board. We look forward to working with him again.”
About Questcor
Questcor Pharmaceuticals, Inc. is a pharmaceutical company that markets H.P. Acthar Gel (repository corticotropin injection). H.P. Acthar Gel (“Acthar”) is an injectable drug that is approved for the treatment of certain disorders with an inflammatory component, including the treatment of exacerbations associated with multiple sclerosis (“MS”) and to induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that is due to lupus erythamatosus. In addition, Acthar is not indicated for, but is used in treating patients with infantile spasms (“IS”), a rare form of refractory childhood epilepsy, and opsoclonus myoclonus syndrome, a rare autoimmune-related childhood neurological disorder. The Company also markets Doral® (quazepam), which is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “if,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:
•	Questcor’s ability to continue to successfully implement its Acthar-centric business strategy, including its expansion in the MS marketplace;

•	Questcor’s ability to manage its sales force expansion;

•	FDA approval of and the market introduction of competitive products and our inability to market Acthar in IS prior to approval of IS as a labeled indication;

•	Questcor’s ability to operate within an industry that is highly regulated at both the Federal and state level;

•	Regulatory changes or actions including Federal or State health care reform initiatives;

•	Questcor’s ability to accurately forecast the demand for its products;

•	The gross margin achieved from the sale of its products;

•	Questcor’s ability to estimate the quantity of Acthar used by government entities and Medicaid-eligible patients;

•	That the actual amount of rebates and chargebacks related to the use of Acthar by government entities and Medicaid-eligible patients may differ materially from Questcor’s estimates;

•	Questcor’s expenses and other cash needs for upcoming periods;

•	The inventories carried by Questcor’s distributors, specialty pharmacies and hospitals;

•	Volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand;

•	Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all;

•	Questcor’s ability to attract and retain key management personnel;

•	Questcor’s ability to utilize its NOLs to reduce income taxes on taxable income;

•	Research and development risks, including risks associated with Questcor’s sNDA for IS and its preliminary work in the area of nephrotic syndrome;

•	Uncertainties regarding Questcor’s intellectual property;

•	The uncertainty of receiving required regulatory approvals in a timely way, or at all;

•	Uncertainties in the credit and capital markets and the impact a further deterioration of these markets could have on Questcor’s investment portfolio;

•	As well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2008 and other documents filed with the Securities and Exchange Commission.

The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
For more information, please visit www.questcor.com or www.acthar.com or contact:

Questcor:	Investors:	Media:
Don Bailey	EVC Group, Inc.	EVC Group, Inc.
dbailey@Questcor.com	Doug Sherk	Chris Gale
510-400-0776	415-896-6820	646-201-5431